Exhibit 10.1

SHAREHOLDER VOTING AGREEMENT

This SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of March 1, 2012, by and among Uranium Resources, Inc., a Delaware Corporation (“URI”), and the undersigned shareholders (the “Shareholders”) of Neutron Energy, Inc., a Nevada corporation (“Neutron”).  Each of URI and the Shareholders is individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, URI, URI Merger Corporation, a Nevada corporation and an indirect wholly owned subsidiary of URI (“Merger Sub”), and Neutron are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (“Merger Agreement”) providing for, among other things, a merger of Merger Sub with and into Neutron (the “Merger”).

WHEREAS, each Shareholder owns the shares of Neutron set forth opposite its name on Schedule A hereto (such shares, together with any shares of Neutron that may be hereafter acquired by such Shareholder, whether upon the exercise of options, purchase, dividend, distribution or otherwise, the “Subject Shares”), which in the aggregate equals 44.87% of the issued and outstanding shares of Neutron.

WHEREAS, as a condition to the willingness of URI and Merger Sub to enter into the Merger Agreement, URI has required that the Shareholders agree, and in order to induce URI and Merger Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, URI and the Shareholders hereby agree as follows:

1.	Agreement to Vote Shares.

a.
Voting of Subject Shares.  Each Shareholder agrees that, prior to the termination of this Agreement in accordance with Section 7, it will vote, or cause to be voted, the Subject Shares at any meeting of shareholders of Neutron, however called, for purposes that include approval or adoption of the Merger or the Merger Agreement (including any adjournment or postponement thereof), or pursuant to any action by written consent, (i) in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any proposal that would result in a breach by Neutron of the Merger Agreement; (iii) against any action, proposal or agreement that could reasonably be expected to impede, interfere with or prevent the Merger and the other transactions contemplated by the Merger Agreement, including any amendments or modifications to the articles of incorporation or bylaws of Neutron that could reasonably be expected to have such an effect; and (iv) against any Target Competing Proposal (as defined in the Merger Agreement) or any action which is a component of a Target Competing Proposal.

b.
Irrevocable Proxy. In order to secure the performance of each Shareholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 1.a, each Shareholder hereby irrevocably grants, in accordance with Section 78.355 of the Nevada General Corporation Law, a proxy appointing URI (the “Proxy”) as such Shareholder’s sole and exclusive attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 1.a, in such person’s discretion, with respect to such Shareholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 7.  Each Shareholder hereby represents and warrants that any proxies previously given in respect of the Subject Shares are not irrevocable, and that any such proxies have been revoked prior to the date hereof.  Each Shareholder hereby affirms that the proxy set forth in this Section 1.b is given in consideration of URI entering into the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked (to the fullest extent permitted by law), except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 7.  Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 1.b IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

c.
Independent Obligations.  For the avoidance of doubt, each Shareholder agrees that, during the term of this Agreement, the obligations of such Shareholder specified in this Section 1 shall not be affected by any breach by any party of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

d.
No Inconsistent Actions.  While this Agreement is in effect, each Shareholder shall not revoke or rescind, or purport to revoke or rescind, the proxies granted hereby or take any action inconsistent with the provisions of this Agreement.

2.	Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to URI as follows:

a.
Authorization; Binding Agreement.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby are within its legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by or on behalf of such Shareholder and, assuming its due authorization, execution and delivery by URI, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and subject to general equity principles.

b.
Non-Contravention.  Other than (i) the filing by such Shareholder of any reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, and any filings with the Securities and Exchange Commission that may required by Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, (ii) any consent, approval filing or notification which has been obtained as of the date hereof, or (iii) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect such Shareholder’s ability to perform its obligations under this Agreement (or the Proxy’s rights to vote such Shareholder’s Subject Shares pursuant to the proxy contemplated by Section 1.b), the execution and delivery of this Agreement by such Shareholder does not, and the performance of the terms of this Agreement by such Shareholder (or the Proxy’s voting of the Shareholder’s Subject Shares pursuant to the proxy contemplated by Section 1.b) will not, (A) require such Shareholder to obtain the consent or approval of, or make any filing or registration with or notification to, any governmental entity, (B) require the consent or approval of any other person, or (C) conflict with or violate (x) any organizational document applicable to such Shareholder, (y) any agreement, obligation or instrument to which such Shareholder is a party or its properties or assets are bound, or (z) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or by which such Shareholder or any of its properties or assets are bound.

c.
Ownership of Subject Shares; Total Shares. As of the date hereof, such Shareholder is the record and/or beneficial owner of the shares of Neutron set forth opposite its name on Schedule A hereto free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended. As of the date hereof, such Shareholder does not own, beneficially or otherwise, any voting shares of Neutron (or securities or other rights convertible into, or exchangeable or exercisable for, voting shares) other than as set forth opposite such Shareholder’s name on Schedule A. There are no outstanding options or other rights to acquire from such Shareholder any voting shares of Neutron.

d.
Voting Power. Except as otherwise provided in this Agreement, such Shareholder has (on the date hereof) and will have (on the date of the company meeting or execution of the written consent) sole and full voting and dispositive power over all of its Subject Shares and full power to otherwise agree to all of the matters set forth in this Agreement with respect to all of its Subject Shares.

e.
Reliance by URI and Merger Sub. Such Shareholder understands and acknowledges that URI and Merger Sub are entering into the Merger Agreement and the transactions contemplated therein in reliance upon such Shareholder’s execution and delivery of this Agreement.

3.
Transfer of Shares.  Each Shareholder agrees that it will not, directly or indirectly, sell, pledge, assign, encumber, loan or otherwise transfer or dispose of any of the Subject Shares, or any interest therein, or securities convertible into, or any voting rights with respect to, any of the Subject Shares, or enter into any contract or commitment with respect to any of the foregoing, other than (a) pursuant to the Merger and the terms of this Agreement and the Merger Agreement or (b) upon receiving URI’s prior written consent, a transfer to another party who executes a counterpart of this Agreement, agreeing to be bound by the terms and provisions hereof. Without limiting the foregoing, except as otherwise provided in this Agreement, each Shareholder agrees that it will not, directly or indirectly, (i) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Subject Shares, (ii) enter into, or deposit any of its Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of its Subject Shares, or (iii) commit or agree to take any of the foregoing actions.  Each Shareholder further agrees that, if so requested by URI, it shall authorize and request Neutron to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting and/or transfer of the Subject Shares.  In addition, each Shareholder agrees to place any restrictive legends on its certificates evidencing the Subject Shares as required by applicable law or reasonably requested by URI to effectuate this Agreement.  Any transfers in violation of this Section 3 shall be null and void.

4.
Waiver of Appraisal Rights.  Each Shareholder hereby waives any and all appraisal, dissenters or similar rights that it may have with respect to the Merger and the other transactions contemplated by the Merger Agreement pursuant to the law of the State of Nevada.

5.
Additional Shares.  In the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Neutron affecting any of the Subject Shares, or (b) a Shareholder shall become the beneficial owner of any additional shares of Neutron or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.a hereof, then the terms of this Agreement shall apply to such shares or other securities of Neutron held by such Shareholder immediately following the effectiveness of the events described in clause (a) or such Shareholder becoming the beneficial owner thereof as described in clause (b), as though they were Subject Shares of such Shareholder hereunder.

6.
Documentation and Information. Each Shareholder (a) consents to and authorizes the publication and disclosure by URI and Neutron and their affiliates of its identity and holding of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the Securities and Exchange Commission or other governmental entity, the Merger Agreement, or any other disclosure document in connection with the transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to URI and Neutron any information it may reasonably require for the preparation of any such disclosure documents; provided that, such Shareholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Each Shareholder agrees to promptly notify URI and Neutron of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

7.
Termination.  This Agreement shall terminate upon the first to occur of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms or (c) at the option of each Shareholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the number of shares of URI common stock to be paid per share for the Subject Shares or any changes in the form of consideration to be received by the holders of such shares in the Merger or is otherwise materially adverse to the shareholders of Neutron. Without limiting the foregoing, this Agreement may also be terminated at any time by the mutual written agreement of URI and the Shareholders. No termination of this Agreement will relieve any party from liability for any material breach of its obligations hereunder committed prior to such termination. Notwithstanding the foregoing, Section 8 hereof shall survive the termination of this Agreement in accordance with its terms.

8.
Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.
Notices.  All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) when delivered, if delivered in person, (b) when sent, if sent by facsimile during normal business hours, provided that the facsimile is promptly confirmed by telephone or electronic mail, and (c) one (1) Business Day after sending, if sent by nationally recognized overnight courier service (providing proof of delivery), in the case of URI, to the address set forth for URI in the Merger Agreement (with copies as set forth in the Merger Agreement) and in the case of each Shareholder, to the address set forth under the Shareholder’s name on Schedule A hereto (or at such other address for any party as shall be specified by like notice).

10.
Amendments and Waivers.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Parties hereto.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

11.
Assignment; Binding Effect.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each Party and such Party’s respective heirs, beneficiaries, executors, representatives, successors and permitted assigns.

12.
Shareholder Capacity.  Each Shareholder executes this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Subject Shares. Nothing herein shall be construed as preventing each Shareholder, or a director, officer, partner (general or limited), member, manager or employee of such Shareholder or an affiliate of such Shareholder, who is an officer or director of Neutron from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder, or director, officer, partner (general or limited), member, manager or employee of such Shareholder or affiliate of such Shareholder, acting in his or her capacity as an officer or director of Neutron).

13.
Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as URI may reasonably request to carry out the transactions contemplated by this Agreement.

14.
Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15.
Entire Agreement.  This Agreement, including the schedules hereto, and the Merger Agreement (including the transactions contemplated therein) constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

16.
Governing Law.  This Agreement shall be deemed to be made in and in all respects and shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of Colorado, except with respect to matters of corporate law which shall be interpreted, construed and governed by and in accordance with, the laws of the State of Nevada.  The parties hereby irrevocably submit to the jurisdiction of the State of Colorado for any litigation arising out of or relating to the interpretation and enforcement of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such actions shall be heard and determined in the courts of the State of Colorado. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in Section 9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

17.
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.  One or more counterparts of this Agreement may be delivered via telecopier or pdf by email, with the intention that they shall have the same effect as an original counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

URANIUM RESOURCES, INC.

By:
Name:
Its:

SHAREHOLDERS

Primary Corp.

By:
Name:
Its:

Roytor & Co FBO Passport Global Mstr Fnd SPC for and on behalf of Portfolio A Global Strategy

By:
Name:
Its:

Roytor & Co FBO Passport Materials Mstr Fund LP

By:
Name:
Its:

The Kelsey Lua Boltz Revocable Trust

By:
Name:
Its:

Gary C. Huber

Jerry Nelson

John Campbell

Edward M. Topham

[Signature page to Shareholder Voting Agreement]

Schedule A

Subject Shares

Shareholder	Address	Number of Shares
Primary Corp.	Primary Corp. Attn: Mr. Robert Pollock 130 King Street West, Suite 2110 Toronto, ON M5X 1B1	14,269,067
Passport Global Strategies II, Ltd.	Passport Global Strategies II, Ltd. C/O Passport Capital, LLC Attn: Mr. Andrew Ham 625 Howe Street, Suite 580 Vancouver, BC V6C 2T6	1,253,000
Passport Global Strategies III, Ltd.	Passport Global Strategies III, Ltd. C/O Passport Capital, LLC Attn: Mr. Andrew Ham 625 Howe Street, Suite 580 Vancouver, BC V6C 2T6	1,080,333
Roytor & Co FBO Passport Materials Mstr Fund LP	Passport Materials Master Fund LP C/O Passport Capital, LLC Mr. Andrew Ham 625 Howe Street, Suite 580 Vancouver, BC V6C 2T6	2,333,333
The Kelsey Lua Boltz Revocable Trust	The Kelsey Lua Boltz Revocable Trust Attn: Kelsey L. Boltz 6066 N. Hillside Dr. Scottsdale, AZ 85253	6,809,293
Gary C. Huber	Attn: Gary C. Huber 2101 East Euclid Ave. Centennial, CO 80121	200,000
Jerry Nelson	Attn: Jerry Nelson 8711 E. Pinnacle Peak Rd. Scottsdale, AZ 85255	186,364
John Campbell	Attn: John Campbell 201-1930 Bellevue Ave. West Vancouver, BC V7V 1B5 Canada	70,000
Edward M. Topham	Attn: Edward M. Topham 9088 Sanderling Way Littleton, CO 80126	555,283
Total		26,756,673